Use these links to rapidly review the document
Applied Optoelectronics, Inc. Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

APPLIED OPTOELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 27, 2018

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of the Stockholders of Applied Optoelectronics, Inc. (the "Company"), on Friday, June 8, 2018, at 9:30 a.m. Central Time. The meeting will be held at our principal office located at 13139 Jess Pirtle Blvd., Sugar Land, Texas 77478.

        The items of business are listed in the following Notice of Annual Meeting of Stockholders and are more fully addressed in the Proxy Statement. At this meeting you are being asked to elect the two Class II directors named in the Proxy Statement to hold office for three-year terms, to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year, to approve, on an advisory basis, our executive compensation and to approve, on an advisory basis, the frequency of future advisory votes on our executive compensation.

        Please read the Proxy Statement, which presents important information about the Company and each of the items being presented for stockholder vote. Whether or not you intend to be present in person, your vote is very important. Please vote promptly by telephone or internet or by marking, signing and returning your proxy card so that your shares will be represented. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

        We hope that you will be able to attend the meeting in person. We look forward to seeing you there.

Sincerely yours,

Chih-Hsiang (Thompson) Lin
 Chairman and Chief Executive Officer

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2018

        The 2018 annual meeting of stockholders of Applied Optoelectronics, Inc., a Delaware corporation, (the "Company") will be held on Friday, June 8, 2018, at 9:30 a.m. Central Time, at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478, for the following purposes:

          1.     To elect the two Class II directors named in the Proxy Statement to hold office for three-year terms and until their respective successors are elected and qualified, which we refer to as Proposal No. 1.

          2.     To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, which we refer to as Proposal No. 2.

          3.     To approve, on an advisory basis, our executive compensation, which we refer to as Proposal No. 3 or the say-on-pay vote.

          4.     To approve, on an advisory basis, the frequency of future advisory votes on our executive compensation, which we refer to as Proposal No. 4 or the say-on-frequency vote.

          5.     To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        Our Board of Directors recommends a vote FOR Proposals 1, 2 and 3. Our Board of Directors recommends a vote of "one year" for Proposal 4. Stockholders of record at the close of business on April 13, 2018 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices.

        Securities and Exchange Commission ("SEC") rules permit us to furnish proxy materials to stockholders over the Internet. We will be mailing to our stockholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet. We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ease and ability of our stockholders to connect with the information they need while reducing the environmental impact of our Annual Meeting. If you would prefer to receive a paper copy of the proxy materials, you may request them by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.

        Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. If you are a stockholder of record, you may vote your shares over the Internet at www.proxyvote.com, telephonically by dialing 1-800-690-6903 or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if requested, a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted.

        You are cordially invited to join us at the annual meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the annual meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

        We look forward to seeing you at the annual meeting.

By order of the Board of Directors,

David Kuo General Counsel and Corporate Secretary

April 27, 2018

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2018: The Notice of 2018 Annual Meeting of Stockholders, Proxy Statement and the 2017 Annual Report on Form 10-K are available at www.proxyvote.com.

Attending the Meeting

        The meeting will be held at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478.

  •
  Doors open at 9:00 a.m. Central Time.

  •
  Meeting starts at 9:30 a.m. Central Time.

  •
  Proof of Company stock ownership and photo identification is required to attend the annual meeting.

  •
  The use of cameras or other audio or video recording devices is not allowed.

Questions

For Questions Regarding:	Contact:
Annual meeting	Applied Optoelectronics, Inc. Investor Relations David Kuo at david_kuo@ao-inc.com
Stock ownership for registered holders	Continental Stock Transfer & Trust Company (800) 509-5586 (within the U.S. and Canada) or (212) 509-4000 (worldwide) or cstmail@continentalstock.com
Stock ownership for beneficial holders	Please contact your broker, bank or other nominee
Voting for registered holders	Applied Optoelectronics, Inc. Investor Relations David Kuo at david_kuo@ao-inc.com
Voting for beneficial holders	Please contact your broker, bank or other nominee

Applied Optoelectronics, Inc.

APPLIED OPTOELECTRONICS, INC.
13139 Jess Pirtle Blvd., Sugar Land, TX 77478

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2018

        The Board of Directors (the "Board") of Applied Optoelectronics, Inc. (the "Company") is soliciting your proxy for the 2018 Annual Meeting of Stockholders to be held on June 8, 2018, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and related materials are first being made available to stockholders on or about April 27, 2018. A Notice of Internet Availability of Proxy Materials indicating how to access our proxy materials over the Internet will be sent, or given, to stockholders on or about April 27, 2018. References in this Proxy Statement to the "Company," "we," "our," "us" and "Applied Optoelectronics" are to Applied Optoelectronics, Inc. and its consolidated subsidiaries, and references to the "Annual Meeting" are to the 2018 Annual Meeting of Stockholders. This Proxy Statement covers our 2017 fiscal year, which was from January 1, 2017 through December 31, 2017 ("fiscal 2017"). Certain information contained in this Proxy Statement is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed by the Company with the U.S. Securities and Exchange Commission ("SEC") on February 28, 2018.

SOLICITATION AND VOTING

Record Date

        Only stockholders of record at the close of business on April 13, 2018 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of this record date there were 19,537,903 shares of common stock outstanding and entitled to vote.

Quorum

        A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. In addition, shares present in person, but not voting, shares for which we receive signed proxies, but for which holders have abstained from voting, and shares represented by proxies returned by a bank, broker, or other nominee holding shares will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals

        Each share of our common stock outstanding on the record date is entitled to one vote on each of the two director nominees under Proposal No. 1. Each share of our common stock outstanding on the record date is entitled to one vote on each other proposal.

        Proposal No. 1.    For the election of directors, the two director nominees to serve as Class II directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election so that two nominees who receive the highest number of "For" votes will be elected as Class II directors. You may vote "For" or "Withhold" with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention.

        Proposal No. 2.    Approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

        Proposal No. 3.    Approval of Proposal No. 3 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. However, the say-on-pay vote is only advisory in nature and has no binding effect on us or the Board. Nevertheless, the Board will consider the result of the say-on-pay vote when making future compensation decisions regarding our named executive officers.

        Proposal No. 4.    For Proposal No. 4, you may vote on the frequency of future say-on-pay votes every "1 year," "2 years," "3 years" or "abstain." The option receiving the greatest number of votes cast on the proposal at the Annual Meeting will be considered the frequency recommended by stockholders. However, the say-on-frequency vote is only advisory in nature and has no binding effect on us or the Board. Nevertheless, the Board will consider the frequency option that receives the greatest number of votes from stockholders when it determines how often to hold say-on-pay votes.

Effect of Abstentions and Broker Non-Votes

        Shares not present at the meeting and shares voted "Withhold" will have no effect on the election of directors. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter or (2) are "broker non-votes." If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares on Proposal No. 2, but will not be permitted to vote your shares of common stock with respect to Proposals No. 1, 3 and 4, unless you provide instructions as to how your shares should be voted (where no instructions are provided, this is a "broker non-vote"). If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions to vote on Proposals No. 1, 3 and 4, the shares will not be considered to have been voted with respect to such matters. Your bank or broker will vote your shares of common stock on Proposals No. 1, 3 and 4, only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Voting Instructions

        If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, but the proxy card is signed, the shares will be voted as the board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.

        Depending on how you hold your shares, you may vote in one of the following ways:

    Stockholders of Record:    You may vote by proxy or over the Internet or by telephone. Please follow the instructions provided on the proxy card you received. You may also vote by signing and returning your proxy card in the prepaid envelope. You may also vote in person at the Annual Meeting.

    Beneficial Stockholders:    Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

        Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on June 7, 2018. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting in person.

        If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed on your proxy card or by delivering written instructions to the Corporate Secretary before the Annual Meeting. Attendance at the Annual Meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent or if you have obtained a legal proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Electronic Availability of Proxy Statement and 2017 Annual Report

        As permitted by SEC rules, we are making this proxy statement and our 2017 Annual Report available to stockholders electronically via the Internet at www.proxyvote.com. On April 27, 2018, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2017 Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the notice. We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ease and ability of our stockholders to connect with the information they need while reducing the environmental impact of our Annual Meeting.

Solicitation of Proxies

        We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs for forwarding proxy and solicitation material to the beneficial owners of common stock. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

        We will announce preliminary voting results at the Annual Meeting. We will report final results in a Form 8-K report filed with the SEC.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        We have a classified Board consisting of two Class I directors, two Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date.

        The term of the Class II directors, William Yeh and Alex Ignatiev, will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class II directors of the Board at the meeting. The Board's nominees for election by the stockholders to those two positions are the two current Class II members of the Board, William Yeh and Alex Ignatiev. If elected, each nominee will serve as a director until our annual meeting of stockholders in 2021 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason (although we know of no reason to anticipate that this will occur), or if a vacancy occurs before the election, the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than two persons.

        The two nominees for Class II director receiving the highest number of FOR votes will be elected as Class II directors.

        We believe that each of our directors has demonstrated business acumen, ethical integrity and an ability to exercise sound judgment as well as a commitment of service to us and our Board.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF WILLIAM H. YEH AND ALEX IGNATIEV AS CLASS II DIRECTORS.

        Biographical information concerning each of our directors, including the nominees, is set forth below. Also set forth below are the specific experience, qualifications, attributes or skills that led our nominating and corporate governance committee to conclude that each person should serve as a director.

Name	Principal Occupation	Age	Director Since
Class II Directors Nominated for Election at the 2018 Annual Meeting of Stockholders:
William H. Yeh	President and Chief Executive Officer of Golden Star Management, Inc.	65	2000
Alex Ignatiev	Professor of physics, chemistry and electrical and computer engineering at the University of Houston	73	2013
Class III Directors Whose Terms Expires at the 2019 Annual Meeting of Stockholders:
Chih-Hsiang (Thompson) Lin	Chairman and Chief Executive Officer of Applied Optoelectronics, Inc.	55	1997
Richard B. Black	Chairman and Chief Executive Officer of ECRM, Inc.	84	2001
Min-Chu (Mike) Chen	Director of Seth Nanotechnology Inc.	68	2013
Class I Directors Whose Terms Expire at the 2020 Annual Meeting of Stockholders:
Alan Moore	President of Red Oak Capital	57	2013
Che-Wei Lin	President of ASMedia Technology, Inc.	54	2014

Nominees for Election to a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders

        William H. Yeh has served as a director on our board of directors since May 2000. Since 1997, he has served as the Chief Executive Officer and President of Golden Star Management, Inc., a real estate investment and management company. He served as a Senior Vice President of United Central Bank (now Hanmi Bank) overseeing the Houston region from 1997 to 2012. Also, he served as the Vice Chairman of Central Bancorp, Inc. (the holding company of United Central Bank) from 1997 to 2014. He currently serves as an Advisor of Hanmi Bank for the Texas region. Mr. Yeh received a BS degree from National

Cheng Kung University in Taiwan and a MS degree from University of Houston—Clear Lake. The Board believes that Mr. Yeh is qualified to serve as a director based on his business and financial management and leadership experience and his years of service on our Board.

        Alex Ignatiev, Ph.D., has served as a director on our Board since February 2013, and previously served as a director on our board of directors from June 2008 to October 2009 and from May 2001 to August 2002. From 2005 until 2017 he served as a director of the Center for Advanced Materials at the University of Houston and has served since 2010 as the Hugh Roy and Lillie Cranz Cullen professor of physics, chemistry and electrical and computer engineering at the University of Houston. Dr. Ignatiev is now Emeritus Professor of Physics at the University of Houston. From March 2013 to September 2015, Dr. Ignatiev served as the Chief Science Officer of Smart Grid Intelligent Management, Inc., which develops operating systems and alternative energy source integration. Since February 2009, he has served as the Chief Technology Officer of Quarius Technologies, LP, a renewable energy company. Since February 2006, he has served as a vice president and Chief Technology Officer at Nano EnerTex, Inc., a nanomaterials company. From January 2005 to September 2015, he served as a Vice President of Virtual Vision LLP, which develops artificial retinas. Since May 2002, he has served as the Chief Technology Officer and Chief Science Officer of Metal Oxide Technologies, LLC, which develops, manufactures and sells superconducting wire. Dr. Ignatiev was a director of the Space Vacuum Epitaxy Center at the University of Houston from 1987 until 2002 after which he became director of the Texas Center for Superconductivity and Advanced Materials until 2005. Dr. Ignatiev also served as a task leader for the Texas Center for Superconductivity from 1987 to 2008, and has been elected to the International Academy of Astronautics and to the Kazakhstan National Academy of Sciences, and was awarded Russian American of the Year in 2015. Dr. Ignatiev received a Ph.D. in Materials Science from Cornell University. The Board believes that Dr. Ignatiev is qualified to serve as a director based on his business management experience, broad technology knowledge and industry experience and his past service on our Board.

Directors Continuing in Office until the 2019 Annual Meeting of Stockholders

        Chih-Hsiang (Thompson) Lin, Ph.D., founded Applied Optoelectronics, Inc. in February 1997 and has served as President and Chief Executive Officer since our inception. He currently serves as the Chairman of our Board, a position he has held since January 2014. He has served as a director on our Board since 1997, and he served as Chairman of our Board from May 2000 through September 2002, and again from June 2008 through October 2009. Since May 2015, Dr. Lin has served on the University of Missouri's Chancellor's Advisory Group and since November 2016 he has served as a chair on the University of Missouri's Industrial Advisory Board for the College of Engineering. Dr. Lin also served as a research associate professor from 1998 to 2000 and as a senior research scientist from 1994 to 1998 at the University of Houston. Dr. Lin holds a BS degree in Nuclear Engineering from National Tsing Hua University in Taiwan and a MS degree and a Ph.D. in Electrical and Computer Engineering from University of Missouri—Columbia. The Board believes that Dr. Lin is qualified to serve as a director based on his extensive background in business management, technological expertise, his role as founder, President and Chief Executive Officer and his years of service on our Board.

        Richard B. Black has served as a director on our Board since August 2001. Since 1983, he has served as the Chairman and Chief Executive Officer of ECRM, Incorporated, a worldwide supplier of laser based imaging equipment. From 2014 to 2016, he also served as President and Chief Executive Officer and a director of CRON-ECRM LLC, a worldwide supplier of laser based imaging equipment. Beginning in 1989, Mr. Black served as a director of Oak Technology, Inc., a manufacturer of semi-conductors for optical storage and laser printers, and then became President in 1998 and Vice Chairman of the board of directors in 1999 until its merger with Zoran, Inc. in 2003. Mr. Black served as President and CEO of AM International from 1980 to 1982. He served as a Division President of Maremont Corporation, a manufacturer of auto parts and textile machinery, from 1967, then as Maremont's President and CEO from 1974 to 1979. When Maremont was acquired by Alusuisse in 1979, he served as President and CEO of

Alusuisse of America until 1981. He served as a director and chairman of the audit committee of GSI Group, a manufacturer of lasers, laser systems, semi-conductor equipment, from 1998 to 2012, and was its chairman of its board of directors from 2006 to 2012. He served as a director and Chairman of the audit committee of Alliance Fiber Optics Products, Inc. (NASDAQ: AFOP) from 2002 until its acquisition by Corning in 2016. He serves as a director of TREX Enterprises, Inc., a defense technology company, a position he has held since 2000. Mr. Black has served as trustee of the Institute for Advanced Study at Princeton since 1990, and became its Vice Chairman in 2006, and Trustee Emeritus since 2012. He has served as a trustee of the American Indian College Fund, Beloit College, Bard College, and serves on the Dean's Council for the Physical Sciences Division of the University of Chicago. Mr. Black received a BS degree in Engineering from Texas A&M University, an MBA from Harvard University and an honorary Ph.D. from Beloit College. The Board believes that Mr. Black is qualified to serve as a director based on his extensive business and financial management and leadership experience, and his service on other private company and publicly-held company's boards of directors. He brings to the Board expertise in the fields of accounting and internal controls.

        Min-Chu (Mike) Chen, Ph.D., has served as a director on our Board since February 2013. Since 2003, he has served as a director of Seth Nanotechnology Inc., a nanotechnology patent portfolio company owning more than 10 patents in fullerene derivatives and related application technologies. Since September 2016, he has served as Vice Chairman of the board of directors of Shandong SicerKline Advanced Material Co., Ltd., a surface-etched silicon carbide and alumina mini-whisker manufacturing plant for ceramic applications. Since April 2014, he has served as a director of Harbin NeoTek Medical Devices Co., Ltd. Since January 2012, he has served as an executive director of FGel Nanotek, Inc., a food and beverage additive company based on nanotechnology. Since November 2011, he has served as the Asia Pacific Director for U.S. Flow Control Group Pte. Ltd., a petroleum equipment manufacturer and services company. Since May 2010, he has served as executive director of C&C International Services, Inc., a petrochemical equipment services and marketing company. Since 2001, he has been a partner and member of the board of directors of EverRich Capital Inc., a financial consulting company. From September 2008 to April 2010, Dr. Chen served as the Chief Executive Officer of SilverPAC, Inc., a consumer electronics business, and from March 1994 to June 2002, Dr. Chen served as a board member of PCTEL, Inc. (NASDAQ: PCTI). Dr. Chen received a Ph.D. in Ocean Engineering from Oregon State University. The Board believes that Dr. Chen is qualified to serve as a director based on his business management experience, his service on other private company boards of directors and his prior service on the board of a publicly-held company.

Directors Continuing in Office until the 2020 Annual Meeting of Stockholders

        Alan Moore has served as a director on our Board since March 2013. Since 1995, he has served as the President of Red Oak Capital, a private equity-venture capital company. From 2007 to December 2017, Mr. Moore served as a Manager of Silver Tree Fund II Management, LLC, a real estate investment fund. From 1999 to 2016, Mr. Moore co-founded and served as the Treasurer of Silver Tree Partners, Inc., a real estate development and investment company. From March 1998 to October 1999, Mr. Moore served as the Chief Financial Officer of Window on Wall Street (sold to Trade Station Group, Inc. in 1999). Previously, Mr. Moore was a co-founder and served as the Chief Financial Officer of Fossil, Inc. from 1984 to 1995 (NASDAQ: FOSL). Mr. Moore received a MS degree in Accounting and a BA degree in Business Control Systems from the University of North Texas. The Board believes that Mr. Moore is qualified to serve as a director based on his extensive background in business and financial management and his role as co-founder of a publicly-held company.

        Che-Wei Lin has served as a director on our Board since January 2014, and previously served as a director on our Board from December 2006 to October 2009. Since November 2007, Mr. Lin has served as the President of ASMedia Technology Inc., a chipset manufacturer. Since November 2009, Mr. Lin has also served as the Corporate Vice President of the Motherboard Business Unit of the Open Platform Business

Group of ASUSTek Computer Inc., a computer hardware and electronics company. Mr. Lin was employed at VIA Technologies, Inc., a manufacturer of integrated circuits and motherboard chipsets, from 1993 to 2007 in various positions, including President of the Desktop Platform Business Unit, Vice President of the System Platform Division and Vice President of OEM and Chipset Product Marketing. Mr. Lin received a BS in Electrical Engineering from Fu Jen University in Taiwan and a MS in Electrical Engineering from the University of Missouri. The Board believes that Mr. Lin is qualified to serve as a director based on his business and financial management and leadership experience and his years of service on our Board.

CORPORATE GOVERNANCE

Director Independence

        In April 2018, the Board determined that, other than Dr. Chih-Hsiang (Thompson) Lin, each of the current members of the board is an "independent director" for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the term relates to membership on the board of directors. The definition of independence under the NASDAQ Listing Rules includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his or her family members, has engaged in various types of business dealings with us. In addition, as further required by the NASDAQ Listing Rules, our Board has made a subjective determination as to each independent director that no material relationships exist that, in the opinion of our Board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors in questionnaires with questions tailored to the NASDAQ Listing Rules with regard to each director's business and personal activities as they may relate to us and our management.

Board Leadership Structure

        Our Board is currently chaired by our President and Chief Executive Officer, Dr. Chih-Hsiang (Thompson) Lin. The Board believes that combining the positions of Chief Executive Officer and Chairman of the Board, or Chairman, helps to ensure that the Board and management act with a common purpose. The Board further believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, the Board believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. In light of our Chief Executive Officer's extensive history with and knowledge of our company, the Board believes that it is advantageous for Applied Optoelectronics, Inc. to combine the positions of Chief Executive Officer and Chairman.

        Our Board appointed William H. Yeh as lead independent director of our Board in April 2018. As our lead independent director, Mr. Yeh (i) serves as chair of executive sessions of the independent members of the Board; (ii) serves as chair of meetings of the Board if the Chairman of the Board is absent; (iii) serves as the designated liaison between the independent members of the Board, the full Board and the management of the Company; (iv) approves information sent to the Board; (v) approves meeting agendas of the Board; (vi) approves meeting schedules to assure there is sufficient time for discussion of all agenda items; (vii) has the authority to call meetings of the independent directors; and (viii) if requested by major stockholders, ensures that he is available for consultation and direct communication.

Risk Management

        One of the key functions of the Board is informed oversight of our various processes for managing risk. The Board administers this oversight function directly through the Board as a whole, as well as through the standing committees of the Board that address risks associated with their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing risk exposure in our strategic plans, development programs, corporate goals and operating plans. Our audit committee has the responsibility to consider and discuss our major exposures to financial risk and the steps our management takes to monitor and control these exposures, including guidelines, policies and processes. The audit committee also monitors our compliance with various legal and regulatory requirements, monitors our whistleblower system, and oversees the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and policies. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the Board meets with certain members of our executive team, including the heads of our different organizational functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business. The Board considers the Company's risk profile and other aspects of our business in assessing the leadership structure of the Board from time to time.

Executive Sessions

        Non-management directors generally meet in executive session without management present. The Board's policy is to hold executive sessions without the presence of management, including the Chief Executive Officer, who is the only non-independent director.

Meetings of the Board of Directors and Committees

        The Board held six meetings during the fiscal year ended December 31, 2017. The Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.

        The following table sets forth the standing committees of the Board and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Richard B. Black	Chair		X
Min-Chu (Mike) Chen		X	Chair
Alex Ignatiev	X
Alan Moore	X
William H. Yeh		Chair	X
Che-Wei Lin		X

Audit Committee

        Our audit committee currently consists of Richard B. Black, Alan Moore and Alex Ignatiev. Our Board has determined that Messrs. Black, Moore and Ignatiev each satisfy the independence and financial literacy requirements under the applicable rules and regulations of the SEC and NASDAQ. Mr. Black serves as the chairman of this committee, and our Board has determined that he qualifies as an "audit committee financial expert" as that term is defined in the rules and regulations established by the SEC and has the requisite financial sophistication as defined under the applicable NASDAQ rules. The functions of this committee include, but are not limited to:

  •
  meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

  •
  meeting with our independent auditors and with internal financial personnel regarding these matters;

  •
  appointing, compensating, retaining and overseeing the work of our independent auditors;

  •
  pre-approving audit and non-audit services of our independent auditors;

  •
  reviewing our audited financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

  •
  establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  reviewing the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor's senior personnel that are providing us audit services;

  •
  reviewing all related-party transactions for approval;

  •
  reviewing and reassessing the adequacy of the audit committee's charter at least annually and recommending any changes to our Board; and

  •
  reviewing and evaluating the audit committee's own performance.

        Both our independent auditors and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

        The audit committee held seven meetings during the fiscal year ended December 31, 2017. Additional information regarding the audit committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

        Our compensation committee currently consists of William H. Yeh, Che-Wei Lin and Min-Chu (Mike) Chen, each of whom is not an employee and is otherwise "independent" as that term is defined in the applicable rules of the SEC and NASDAQ. Mr. Yeh serves as the chairman of this committee. Pursuant to its charter, our compensation committee has responsibility for overseeing our compensation policies and programs, including developing compensation policies and providing oversight in the implementation of all applicable policies and benefit plans. Specifically, the compensation committee recommends the compensation payable to our non-employee directors, evaluates and sets compensation for our executive officers and monitors all general compensation programs. In accordance with its charter, the compensation committee's responsibilities include, but are not limited to:

  •
  reviewing and approving all compensation for the Chief Executive Officer, including incentive-based and equity-based compensation;

  •
  reviewing and approving annual performance objectives and goals relevant to compensation for the Chief Executive Officer and evaluating the performance of the Chief Executive Officer;

  •
  reviewing and approving incentive-based or equity-based compensation plans in which our executive officers participate;

  •
  reviewing and approving all compensation for executive officers, including incentive-based and equity-based compensation, and overseeing the evaluation of management;

  •
  approving all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;

  •
  periodically reviewing and advising our Board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our compensation programs for executive officers relative to comparable companies in our industry;

  •
  reviewing and reassessing the adequacy of the compensation committee charter and recommending any changes to our Board on an annual basis; and

  •
  reviewing and evaluating the compensation committee's own performance.

        The compensation committee may delegate its authority to a subcommittee to make grants of stock, stock options and other equity securities to executive officers and other employees, provided that these grants are made within established guidelines. In addition, the compensation committee may obtain advice or assistance from compensation consultants, legal counsel or other advisors to perform its duties, provided that the compensation committee shall periodically assess the independence of any such compensation consultant as required by NASDAQ rules and applicable law.

        The compensation committee and the Board believe that attracting, retaining and motivating our employees, and particularly the company's senior management team and key operating personnel, are essential to our performance and enhancing stockholder value. The compensation committee will continue to administer and develop our compensation programs in a manner designed to achieve these objectives.

        The compensation committee reviews and determines executive officer compensation. Our Chief Executive Officer makes recommendations to the compensation committee regarding base salary increases, bonuses, incentive compensation, equity awards benefits and perquisites for each executive other than himself. These recommendations are based upon objective criteria, including the company's financial performance, accomplishment of strategic objectives and development of management. The compensation committee reviews and evaluates submitted proposals, and establishes executive compensation, including the Chief Executive Officer.

        The compensation committee held two meetings during the fiscal year ended December 31, 2017.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee currently consists of Min-Chu (Mike) Chen, William H. Yeh and Richard Black, each of whom is not an employee and is otherwise "independent" as that term is defined in the applicable rules of the NASDAQ. Dr. Chen serves as the chairman of this committee. Our nominating and corporate governance committee oversees and advises the Board with respect to corporate governance matters, assists the Board in identifying and recommending qualified candidates for nomination to the Board, makes recommendations to the Board with respect to assignments to committees of the Board and oversees the evaluation of the Board. The functions of this committee include, but are not limited to:

  •
  making recommendations to the Board regarding all nominees for board membership, whether for the slate of director nominees to be proposed by the Board to the stockholders or any director nominees to be elected by the Board to fill interim director vacancies;

  •
  considering director candidates submitted by stockholders and determining the procedure to be followed by stockholders in submitting such recommendations;

  •
  recommending Board committee structure and responsibilities to be included in the charter of each committee of the Board to be submitted to the full Board for consideration;

  •
  recommending directors to serve on each Board committee and suggesting rotations for chairpersons of the Board committees as the nominating and corporate governance committee deems appropriate;

  •
  recommending corporate governance standards to the Board;

  •
  evaluating and recommending any revisions to Board and Board committee meeting policies;

  •
  reviewing the effectiveness of the operation of the Board and Board committees, including the corporate governance and operating practices;

  •
  reviewing and reassessing the adequacy of the nominating and corporate governance committee charter and recommending any changes to the Board;

  •
  reviewing the compensation paid to non-employee directors and making recommendations to the Board for any adjustments; and

  •
  reviewing and evaluating the nominating and corporate governance committee's own performance.

        The nominating and corporate governance committee held one meeting during the fiscal year ended December 31, 2017.

Director Nominations

        Our nominating and corporate governance committee is responsible for, among other things, assisting our Board in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders. The nominating and corporate governance committee's goal is to assemble a board that brings to our company a diversity of experience in areas that are relevant to our business and that complies with the NASDAQ Listing Rules and applicable SEC rules and regulations. While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee generally considers the diversity of nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. When considering nominees for election as directors, the nominating and corporate governance committee reviews the needs of the board for various skills, background, experience and expected contributions and the qualification standards established from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee believes that directors must also have an inquisitive and objective outlook and mature judgment. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board and committee responsibilities. Members of the Board are expected to rigorously prepare for, attend and participate in all meetings of the board and applicable committee meetings.

        Other than the foregoing and the applicable rules regarding director qualification, there are no stated minimum criteria for director nominees. Under the NASDAQ Listing Rules, at least a majority of the members of the board must meet the definition of "independence" and at least one director must be a "financial expert" under the Exchange Act and the NASDAQ Listing Rules and applicable SEC rules and regulations. The nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of the Board.

        The nominating and corporate governance committee evaluates annually the current members of the board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The nominating and corporate governance committee assesses regularly the optimum size of the board and its committees and the needs of the Board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

        Candidates for director nominations come to our attention from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the nominating and corporate governance committee at any point during the year. Such candidates are to be evaluated against the criteria set forth above. If the nominating and corporate governance committee believes at any time that it is desirable that the board consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the nominating and corporate governance committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

        Our bylaws permit stockholders to nominate directors for consideration at an annual meeting. The nominating and corporate governance committee will consider director candidates validly recommended by stockholders. For more information regarding the requirements for stockholders to validly submit a nomination for director, see "Stockholder Proposals or Nominations to Be Presented at Next Annual Meeting" elsewhere in this Proxy Statement. In addition, our "Procedure for Submitting Stockholder Nominations to the Board of Directors" is available on the investor relations section of our website at www.ao-inc.com.

Communications with the Board

        Any matter intended for the Board, or for any individual member or members of our Board, should be directed to our General Counsel at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our General Counsel for forwarding to our Board or specified Board member or members will be forwarded in accordance with the stockholder's instructions. However, our General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Attendance at Annual Meetings

        We do not have a formal policy regarding Board members attendance at the annual meeting, but all members of our Board are encouraged to attend the annual meeting of stockholders. We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by members of our Board taking into account the directors' schedules. Three of our directors attended our 2017 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics and Committee Charters

        We have adopted a Code of Business Conduct and Ethics (the "Code"), that applies to all of our employees, officers and directors. The Code is available on the investor relations portion of our website at www.ao-inc.com. A printed copy of the Code may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, Applied Optoelectronics, Inc., 13139 Jess Pirtle Blvd., Sugar Land, TX 77478. Any substantive amendment to or waiver of any provision of the Code may be made only by the Board, and will be disclosed on our website.

        Our Board has also adopted a written charter for each of the audit committee, the compensation committee and the nominating and corporate governance committee. Each charter is available on the investor relations portion of our website at www.ao-inc.com.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of our compensation committee or any other committee serving an equivalent function of any other entity that has one or more of its executive officers serving as a member of our Board or compensation committee.

Risk Assessment of Compensation Programs

        We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on our company. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the Board, mitigates potential risks.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of our Board has selected Grant Thornton LLP ("Grant Thornton") to serve as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018. Grant Thornton has served as our auditor since 2008. A representative of Grant Thornton is expected to be present at the Annual Meeting to be available to respond to appropriate questions.

Fees Billed by Grant Thornton

        The following table sets forth the aggregate fees billed by Grant Thornton for the fiscal years ended December 31, 2017 and 2016:

	Fiscal 2017	Fiscal 2016
Audit fees(1)	$1,446,630	$803,092
Audit-related fees(2)	$—	$—
Tax fees(3)	$—	$—
All other fees(4)	$6,973	$6,913
Total	$1,453,603	$810,005

(1)
Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, audit of internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, consultations concerning financial reporting in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered securities offerings.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees."

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)
All other fees consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm

        The audit committee has determined that all services performed by Grant Thornton are compatible with maintaining the independence of Grant Thornton. The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Unless the specific service has been pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board of Directors Recommendation

        The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the advisory vote. Because your vote is advisory, it will not be binding on the Board or the Company. Your bank or broker will have discretion to vote any uninstructed shares on this proposal. If the stockholders do not approve the ratification of Grant Thornton as our independent registered public accounting firm, the audit committee will review its future selection in light of the vote result, but may still appoint Grant Thornton in the future. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

 REPORT OF THE AUDIT COMMITTEE

        The audit committee currently consists of three directors. Messrs. Black, Moore and Ignatiev are each, in the judgment of the Board, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the Board. A copy of the charter is available on the investor relations portion of the Company's website at www.ao-inc.com.

        The audit committee oversees the Company's financial reporting process on behalf of the Board. The audit committee is responsible for retaining the Company's independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee's specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

        Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to insure compliance with applicable laws and regulations. The Company's independent registered public accounting firm, Grant Thornton, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

        The audit committee has reviewed and discussed with management the Company's audited financial statements. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB"). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm's audit, the results of its examinations, its evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

        Based on the review and discussions referred to above, the audit committee recommended to the Company's Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted,
AUDIT COMMITTEE
Richard B. Black, Chairman
Alan Moore
Alex Ignatiev

        The foregoing Report of the audit committee shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing and shall not otherwise be deemed "filed" under either the Securities Act or the Exchange Act or considered to be "soliciting material."

PROPOSAL NO. 3
ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and related rules of the SEC, we are providing stockholders an advisory vote, or say-on-pay vote, on the compensation of our named executive officers. The say-on-pay vote is a non-binding vote on the compensation of our named executive officers as described in this Proxy Statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and accompanying narrative disclosure. The say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Since we previously qualified as an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, we have not had a say-on-pay vote to date.

        In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the compensation tables and accompanying narrative disclosure contained in this Proxy Statement. As described more fully in the Compensation Discussion and Analysis section, our compensation philosophy, policies and practices seek to pay for performance and align stockholder and executive interests. Consistent with that philosophy, the compensation committee of the Board believes our executive compensation program is reasonable and aligned with stockholder interests.

        The Board recommends that you vote in favor of the following advisory resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Proxy Statement for this Annual Meeting pursuant to Rule 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosure, is hereby approved."

        The vote on this proposal is advisory and nonbinding on the Company. However, the Board and the compensation committee will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

Vote Required and Board of Directors Recommendation

        The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve this Proposal No. 3.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF OUR EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

 PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION

        In Proposal No. 3 above, we are asking stockholders to vote on an advisory resolution on executive compensation, or the say-on-pay vote. Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future say-on-pay votes on executive compensation should occur every year, every two years or every three years. This proposal is referred to as the say-on-frequency vote. Stockholders will be able to specify one of four choices for Proposal No. 4 on the proxy card: 1 year, 2 years, 3 years or abstain.

        The Board has considered the matter and determined to recommend that stockholders vote for holding the advisory vote on executive compensation every year. While our executive compensation program is designed to promote long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Accordingly, the Board believes that an annual say-on-pay vote will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement each year.

        The vote on this proposal is advisory and nonbinding on the Company. However, the Board will consider the outcome of the vote when deciding how often to hold a say-on-pay vote.

Vote Required and Board of Directors Recommendation

        Stockholders are not voting to approve or disapprove the Board of Director's recommendation. Because this Proposal No. 4 seeks the input of stockholders and provides stockholders with the option to vote to hold a say-on-pay vote every year, every two years or every three years (or to abstain from voting), the option receiving the greatest number of votes cast on the proposal will be considered the frequency recommended by stockholders.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO CONDUCT A NON-BINDING ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION, OR SAY-ON-PAY VOTE, EVERY ONE YEAR.

EXECUTIVE OFFICERS

Executive Officers

        The following table sets forth certain information regarding our executive officers.

Name	Age	Position(s)
Chih-Hsiang (Thompson) Lin	55	President, Chief Executive Officer and Chairman of the Board of Directors
Stefan J. Murry	45	Chief Financial Officer and Chief Strategy Officer
Hung-Lun (Fred) Chang	54	Senior Vice President and North America General Manager
Shu-Hua (Joshua) Yeh	52	Senior Vice President and Asia General Manager
David C. Kuo	35	Vice President, General Counsel and Corporate Secretary

        Dr. Chih-Hsiang (Thompson) Lin's biography can be found on page 5 of this Proxy Statement with the biographies of the other members of the Board. Biographies for our other executive officers, including our other named executive officers, are below.

        Stefan J. Murry, Ph.D., has served as our Chief Financial Officer since August 2014. Previously, Dr. Murry served as our Chief Strategy Officer from December 2012, our Vice President of Sales and Marketing from June 2004 until December 2012, our Director of Sales and Marketing from January 2000 to June 2004 and as a Senior Engineer of Device Packaging from February 1997 to January 2000. He also previously served as Research Associate from 1991 to 1999 and Mission Control Specialist from 1992 to 1997 with the Space Vacuum Epitaxy Center in Houston, Texas. Dr. Murry has been issued multiple patents in the optoelectronics industry, as well as in various related and complimentary industries. Dr. Murry received BS and MS degrees in Physics and a Ph.D. in Electrical Engineering from the University of Houston.

        Hung-Lun (Fred) Chang, Ph.D., has served as our North America General Manager and Senior Vice President of Optical Component Business Unit since October 2012. Previously, Dr. Chang served as Vice President of our Optical Module Division from March 2005 until October 2012, our Director of Manufacturing from June 2002 to March 2004, and as our Deputy Packaging Manager from April 2001 to May 2002. Dr. Chang has held numerous positions in the optoelectronics industry throughout his career. His most recent position prior to joining us was Deputy Manager from 2000 to 2001 of the Optical Active Component Group at Hon-Hai Precision Industry Co., Ltd., which is based in Taiwan. He was also a researcher and project manager of the Optoelectronic Module Technology group at Chunghwa Telecom Co., Ltd. from 1996 to 2000. Dr. Chang received a BS degree in Electrophysics and a Ph.D. in Electro-Optical Engineering from National Chiao Tung University in Taiwan.

        Shu-Hua (Joshua) Yeh has served as our Asia General Manager since February 2015 and as Senior Vice President of our Network Equipment Module Business Unit since November 2012. Previously, Mr. Yeh served as our General Manager of our Video Equipment Division of Global Technology Inc., our China subsidiary, since its acquisition by us in March 2006 and had served as its President and Chief Executive Officer from April 2002 until the acquisition. From May 1995 to April 2002, Mr. Yeh served as a Vice President of Sales and Marketing of Twoway CATV Technology Inc. Mr. Yeh received a BS degree in Mechanical Engineering and an MS in Automatic Control Science from National Chung Shing University in Taiwan.

        David C. Kuo has served as our Vice President and General Counsel since August 2013 and as our Corporate Secretary since November 2012. Previously, Mr. Kuo served as our Assistant General Counsel from May 2009 until August 2013, and as our Asia Legal Manager from January 2011 until August 2013. Mr. Kuo holds a JD from South Texas College of Law and a BBA degree in Real Estate from Baylor University.

        Our executive officers are elected by, and serve, at the discretion of our Board. There are no family relationships among any of our directors or executive officers.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes the compensation program for our named executive officers. For 2017, these individuals were:

  •
  Chih-Hsiang (Thompson) Lin, our President and Chief Executive Officer (our "CEO");

  •
  Stefan J. Murry, our Chief Financial Officer and Chief Strategy Officer (our "CFO");

  •
  Hung-Lun (Fred) Chang, our Senior Vice President and North America General Manager;

  •
  Shu-Hua (Joshua) Yeh, our Senior Vice President and Asia General Manager; and

  •
  David C. Kuo, our Vice President, General Counsel, and Secretary.

        This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2017. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the compensation committee arrived at the specific compensation decisions for our executive officers, including our named executive officers, for 2017, including the key factors that it considered in determining their compensation.

Executive Summary

  Who We Are

        We are a leading, vertically integrated provider of fiber-optic networking products, primarily for four networking end-markets: internet data center, cable television, telecommunications, and fiber-to-the-home. We design and manufacture a range of optical communications products at varying levels of integration, from components, subassemblies and modules to complete turn-key equipment.

  2017 Executive Compensation Highlights

        Based on our overall operating environment and these results, the compensation committee took the following key actions with respect to the compensation of our named executive officers for 2017:

  •
  Base Salary—Approved annual base salary increases ranging from 6.0% to 16.5% (which percentage, solely with respect to Mr. Yeh, is calculated based on his base salary as denominated in NTD (New Taiwan dollars) and RMB (Chinese Yuan Renminbi) on the date the increase was approved), including a base salary increase of 10.0% for our CEO.

  •
  Annual Cash Bonuses—Approved annual performance-based cash bonuses under the 2017 Cash Incentive Plan ranging from 50% to 150% of their target annual cash bonus opportunities, including an annual cash bonus for our CEO in the amount of $404,332, equal to 150% of his target annual cash bonus opportunity.

  •
  Long-Term Incentive Compensation—Granted long-term incentive compensation opportunities in the form of time-based restricted stock unit awards that may be settled for shares of our common stock in amounts with grant date fair values ranging from approximately $563,550 to approximately $4,508,400, including a restricted stock unit award for our CEO with a grant date fair value of approximately $4,508,400.

  Pay-for-Performance Analysis

        We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers' target annual total direct compensation opportunity is both variable in nature and "at-risk."

        We emphasize variable compensation that appropriately rewards our executive officers, including our named executive officers, through two separate compensation elements:

  •
  First, we provide the opportunity to participate in our annual performance-based cash bonus plan which provides cash payments if they produce short-term financial, operational, and strategic results that meet or exceed the objectives set forth in each year in our annual operating plan.

  •
  In addition, we grant equity awards (the size of which depend on the Company achieving certain performance targets and each executive officer achieving certain performance targets), which comprise a majority of their target total direct compensation opportunities, the value of which depends entirely on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.

        These variable pay elements ensure that, each year, a substantial portion of our executive officers' total compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

        The pay mix for our CEO and our other named executive officers during 2017 reflected this "pay-for-performance" design:

  Executive Compensation Policies and Practices

        We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

  Stockholder Advisory Votes

        This is the first time we are conducting votes seeking approval, on an advisory basis, of the compensation of our named executive officers and the frequency with which such votes must be conducted. Since we previously qualified as an emerging growth company, we were not required to conduct votes seeking advisory approval of the compensation of our named executive officers or the frequency with which such votes must be conducted. These votes are described in more detail below.

  Advisory Votes on Executive Compensation (Say-on-Pay)

        At our 2018 Annual Meeting of Stockholders, we will be conducting a non-binding stockholder advisory vote on our executive compensation, or say-on-pay vote. The Board is recommending that you vote "for" our executive compensation as described in this Proxy Statement. For additional information about the say-on-pay vote, see Proposal No. 3 above.

  Frequency of Future Advisory Votes on Executive Compensation (Say-on-Frequency)

        At our 2018 Annual Meeting of Stockholders, we will be conducting a non-binding stockholder advisory vote on the frequency of say-on-pay votes. The Board is recommending that we hold future say-on-pay votes every year. For additional information about the say-on-frequency vote, see Proposal No. 4 above.

Executive Compensation Philosophy

        Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

  •
  Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;

  •
  Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

  •
  Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

  Program Design

        We structure the annual compensation of our executive officers, including the named executive officers, using three principal elements: base salary, annual performance-based cash bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

        The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. We evaluate performance based on our financial and operational performance, including results for certain key performance measures and our total return to stockholders over time, both on an absolute basis and a relative basis. We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements.

Governance of Executive Compensation Program

  Role of the Compensation Committee

        The compensation committee discharges many of the responsibilities of the Board relating to the compensation of our executive officers, including our named executive officers. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, practices, and risks applicable to our CEO as well as our other executive officers. The compensation committee makes all decisions regarding the compensation of our CEO and our other executive officers. In 2017, the compensation committee retained a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

  Compensation-Setting Process

        The compensation committee evaluates and establishes the target total direct compensation opportunities for our executive officers, including our named executive officers. The compensation committee does not use a single method or measure in making its decisions, nor does it establish specific targets for the total direct compensation opportunities of our executive officers.

        When formulating its recommendations for the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, the compensation committee considers the following factors:

  •
  our performance against the financial and operational objectives established by the Board;

  •
  each individual executive officer's skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

  •
  the scope of each executive officer's role compared to other similarly-situated executives at the companies in our compensation peer group;

  •
  the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

  •
  compensation parity among our executive officers;

  •
  our financial performance relative to our peers;

  •
  the compensation practices of our compensation peer group and the positioning of each executive officer's compensation in a ranking of peer company compensation levels; and

  •
  the recommendations provided by our CEO with respect to the compensation of our other executive officers.

        These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

  Role of Chief Executive Officer

        In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management's perspective on compensation matters. The compensation committee solicits and reviews our CEO's recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

        The compensation committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers, including our named executive officers. Our CEO recuses himself from all discussions and recommendations regarding his own compensation.

  Role of Compensation Consultant

        In 2017, the compensation committee engaged an external compensation consultant to assist the committee by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2017, the compensation committee engaged Compensia, Inc., a national compensation consulting firm ("Compensia"), as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for senior executives, and with the data analysis and selection of the compensation peer group. For 2017, the scope of Compensia's engagement included:

  •
  the review and analysis of the compensation for our executive officers;

  •
  the research, development and review of our compensation peer group; and

  •
  support on other ad hoc matters as needed throughout the year.

        The terms of Compensia's engagement include reporting directly to the compensation committee and to the compensation committee chair. Compensia also coordinates with our management for data collection and job matching for our executive officers. In 2017, Compensia did not provide any other services to us. The compensation committee has evaluated Compensia's independence pursuant to the listing standards of the NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia.

  Competitive Positioning

        For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location and number of employees.

        The compensation committee reviews our compensation peer group every other year (unless there have been significant changes to either our business model or market capitalization) and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

        During 2017, the compensation committee used the following compensation peer group to assist with the determination of compensation for our executive officers.

Alliance Fiber Optic Products	Intermolecular
AXT	Lumentum Holdings
Cavium	MaxLinear
Clearfield	NeoPhotonics
EMCORE	Oclaro
GigOptix	PCTEL
II-VI	Tessera Technologies (now Xperi)
Inphi	UltraTech

        The compensation committee uses data drawn from our compensation peer group, as well as data from the Gallagher executive compensation survey, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual performance-based cash bonus opportunities, and long-term incentive compensation opportunities. This survey provides compensation market intelligence, and is widely used within the technology industry.

Individual Compensation Elements

        In 2017, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Why We Provide the Element	How We Determine the Amount	What the Element is Intended to Reward

Base Salary	• Consistent with competitive practice	• Approximately the median of similarly-sized companies	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance

Annual Performance-Based Cash Bonuses	• To link pay and performance • To drive the achievement of annual business objectives • Consistent with competitive practice

•

Awards are performance-based and calculated as a percentage of base salary

•

Target based on median of market practice for executive's position

•

Award opportunities are determined on an individual basis and range from below median to above median for similar positions in compensation peer group

Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives

Long Term Incentive Compensation in the form of Restricted Stock and Restricted Stock Unit Awards

•

To link pay and performance

•

To drive the achievement of critical long-term business objectives

•

To align management's interests with those of our shareowners by increasing their stock ownership

•

To foster the long-term retention of key executives

•

Consistent with competitive practice in comparison to our peers

•

The size and amount of long-term incentive awards granted are determined based on the Company's performance, the level of stock ownership of our executives and each executive's individual performance

Designed to align the interests of our executives and our stockholders by motivating them to achieve long-term stockholder value

  Base Salary

        Base salary represents the fixed portion of the compensation of our executive officers and is an important element of compensation intended to attract and retain highly-talented individuals.

        The compensation committee reviews and determines adjustments to the base salaries for each of our executive officers as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by the compensation committee in the event of a promotion or significant change in responsibilities.

        Generally, the compensation committee determines base salaries with reference to the competitive range of the market median of our compensation peer group and applicable executive compensation survey data, and after considering the factors described in "Governance of Executive Compensation Program—Compensation-Setting Process" above. Although we set base salaries within a competitive range of the market median, the actual positioning will also be based on the compensation committee's assessment of the factors described in the section referenced above.

        In February 2017, after considering the recommendation of our CEO (except with respect to his own base salary), as well as the factors described in "Governance of Executive Compensation Program—Compensation-Setting Process" above, the compensation committee determined to increase the base salaries of our executive officers. The base salaries of our named executive officers for 2016 and 2017 were as follows:

Named Executive Officer	2016 Base Salary(1)	2017 Base Salary(1)

Chih-Hsiang (Thompson) Lin	$420,085	$462,094

Stefan J. Murry	$279,287	$296,044

Hung-Lun (Fred) Chang	$221,927	$251,887

Shu-Hua (Joshua) Yeh(2)	$205,254	$245,224

David C. Kuo	$160,963	$180,279

(1)
Base salaries for each respective year are approved by the Board in February of that year. Amounts shown above reflect base salaries that took effect on March 1 of each year. Accordingly, base salary amounts shown in the Summary Compensation Table for each named executive officer reflect the first two months of the base salary set in the previous year and the last ten months of base salary in the actual year.

(2)
Mr. Yeh is paid in NTD (New Taiwan dollar) and RMB (Chinese Yuan Renminbi) but, in accordance with applicable SEC rules, the amounts presented for Mr. Yeh in the table are reported in USD (United States dollar). Such amounts have been converted from NTD and RMB, as applicable, to USD, using the exchange rate on the date Mr. Yeh's base salary for the applicable fiscal year was established, which (a) for 2016, was 33.09 NTD = $1 USD and 6.57 RMB = $1 USD and (b) for 2017, was 30.79 NTD = $1 USD and 6.88 RMB = $1 USD.

        The actual base salaries paid to our named executive officers in 2017 are set forth in the "2017 Summary Compensation Table" below.

  Annual Cash Bonuses

        We use annual performance-based cash bonus opportunities to motivate our executive officers to achieve our annual financial and other business objectives. In February 2017, the compensation committee adopted the 2017 annual cash incentive plan under the Applied Optoelectronics, Inc. Executive and Key Employee Bonus Plan (the "2017 Cash Incentive Plan") to provide the opportunity for our executive officers to earn cash bonuses based on achievement of performance measures and related target levels selected and set by the compensation committee using payout formulas determined by the compensation committee and an evaluation of their individual performance.

  Target Annual Cash Bonus Opportunities

        For purposes of the 2017 Cash Incentive Plan, cash bonuses were based upon an eligible percentage of each participant's base salary within a range of target incentive opportunities. The target annual cash bonus opportunities for our executive officers were determined by the compensation committee and were expressed as a percentage of their annual base salary. The determination of target annual cash bonus opportunities was based on the factors described in "Governance of Executive Compensation Program—Compensation-Setting Process" above.

        In February 2017, the compensation committee set the target annual cash bonus opportunities for our executive officers for 2017. The target annual cash bonus opportunities of our named executive officers for 2017 were as follows:

Named Executive Officer	Threshold (as a percentage of annual base salary)	Target (as a percentage of annual base salary)	Maximum (as a percentage of annual base salary)

Chih-Hsiang (Thompson) Lin	29.2%	58.3%	87.5%

Stefan J. Murry	16.7%	33.3%	50.0%

Hung-Lun (Fred) Chang	16.7%	33.3%	50.0%

Shu-Hua (Joshua) Yeh	18.3%	36.7%	55.0%

David C. Kuo	14.6%	29.2%	43.8%

        Our executive officers, including our named executive officers, were eligible to receive actual cash bonus payments that were either more or less than their target annual cash bonus opportunity, subject to the discretion of the compensation committee. In addition, the compensation committee reserved the discretion to award cash bonus payments that differed for attainment of the corporate performance objectives that fell above or below the pre-established target levels.

  Corporate Performance Objectives

        For purposes of the 2017 Cash Incentive Plan, the compensation committee selected revenue and adjusted operating income as the corporate performance measures. For this purpose, "adjusted operating income" was defined to mean operating income as defined under generally accepted accounting principles before incentive cash bonuses and related taxes. Each measure was to be equally weighted.

        For purposes of the 2017 Cash Incentive Plan, the compensation committee also set the threshold, target, and maximum performance levels for the corporate performance measures as follows:

Performance Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level

Revenue	$302,400,000	$336,000,000	$352,800,000

Adjusted Operating Income	$50,000,000	$60,000,000	$65,000,000

        Typically, the Compensation Committee establishes one or more corporate financial metrics tied to our annual operating plan as the principal measures for determining each executive officer's annual cash incentive bonus. For 2017, consistent with our business strategy, the Compensation Committee established revenue and adjusted operating income as the principal corporate financial metrics. For this purpose, "adjusted operating income" means Non-GAAP operating income, before cash bonus issued to executive officers and employees and any corporate taxes. These adjusted measures more clearly highlight the results of core ongoing operations.

        For purposes of the 2017 Cash Incentive Plan, no annual cash bonus payment was to be earned for a performance measure if the actual performance for that measure was below the threshold level set forth above. In addition, annual cash bonus payments for performance between the threshold, target, and maximum performance levels were to be calculated using straight-line interpolation. Finally, annual cash bonus payments were to be calculated as the sum of the amounts earned for each of the two performance measures.

  Individual Performance Objectives

        In addition to the corporate performance objectives described above, the individual annual cash bonus payments for our executive officers are based, in part, on an evaluation of their individual performance for the year. Generally, this evaluation comprises, in the case of our CEO, an evaluation of his performance by the compensation committee and, in the case of our other executives officers, an evaluation by our CEO, as well as a "360" review by each individual's peers and a self-evaluation. These evaluations are based on a variety of quantitative and qualitative factors as determined by our CEO and, in the case of our CEO's evaluation, by the compensation committee based on their role and responsibilities for us and their contributions to our overall corporate financial, operational and strategic objectives for the year as established by the Board.

  Annual Cash Bonus Payments

        In January 2018, the compensation committee determined that, for 2017, we generated revenue of $382.3 million and adjusted operating income of $103.9 million, resulting in a payment percentage at the maximum level set forth above for our executive officers.

        The compensation committee then reviewed the performance evaluations for each of our executive officers to determine whether to make any adjustments to the tentative annual cash bonus payments calculated on the basis of our actual performance against the corporate performance objectives. In conducting this review, the compensation committee took into consideration its own observations with respect to the performance of each executive officer during the year, particularly with respect to our CEO. After considering the performance of each named executive officers against his individual performance objectives, the compensation committee determined not to make any adjustments to their tentative annual cash bonus payments and approved the following actual cash bonus payments for our named executive officers for 2017:

Named Executive Officer	Target Cash Bonus Opportunity ($)	Actual Cash Bonus Earned	Actual Cash Bonus (as a percentage of the target cash bonus opportunity)

Chih-Hsiang (Thompson) Lin	$269,555	$404,332	150%

Stefan J. Murry	$98,681	$148,022	150%

Hung-Lun (Fred) Chang	$83,962	$125,944	150%

Shu-Hua (Joshua) Yeh(1)	$89,916	$144,306	150%

David C. Kuo	$48,074	$78,872	168%

(1)
As noted above, the cash bonus amounts presented for Mr. Yeh have been converted from NTD (New Taiwan dollar) and RMB (Chinese Yuan Renminbi), as applicable, to USD (United States dollar), (a) for the "Target Cash Bonus Opportunity" column, using the exchange rate on the date which the target bonus is established, 30.79 NTD = $1 USD and 6.88 RMB = $1 USD and (b) for the "Actual Cash Bonus Earned" column, using the exchange rate on the date which actual bonus earned was approved by the compensation committee, which rate was 29.21 NTD = $1 USD and 6.28 RMB = $1 USD.

  Long-Term Incentive Compensation

        We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

        Long-term incentive compensation opportunities in the form of equity awards are granted by the compensation committee. The amount and forms of such equity awards are determined by the compensation committee after considering the factors described in "Governance of Executive Compensation Program—Compensation-Setting Process" above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group for similar roles and positions for each of our executive officers, taking into consideration the factors described in the preceding sentence.

  Awards for 2016 Performance

        In February 2017, the compensation committee granted equity awards in the form of restricted stock unit ("RSU") awards that may be settled for shares of our common stock to our named executive officers pursuant to our Amended and Restated 2013 Equity Incentive Plan (the "2013 Plan").

        The compensation committee granted these awards upon the achievement of pre-established corporate and individual performance objectives and the size and amount of such awards depended upon the extent that such objectives were achieved for 2016. For this purpose:

  •
  The compensation committee selected revenue and adjusted operating income as the corporate performance measures. "Adjusted operating income" was defined as described in the section entitled "Individual Compensation Elements—Annual Cash Bonus—Corporate Performance Measures" above. Each measure was to be equally weighted.

  •
  The compensation committee also set the threshold, target, and maximum performance levels, and related total number of RSUs to be subject to awards (which total number of RSUs would be divided amongst all eligible persons) as follows:

Performance Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level

Revenue	$201,600,000	$224,000,000	$235,200,000

Bonus Pool Amount (# of RSUs)	80,000	160,000	240,000

Adjusted Operating Income	$21,000,000	$27,000,000	$30,000,000

Bonus Pool Amount (# of RSUs)	80,000	160,000	240,000

Aggregate Total Bonus Pool (# of RSUs)	160,000	320,000	480,000

  •
  No bonus pool amount (which represents the total number of RSUs that would be eligible to be granted to participants) would be earned for a performance measure if the actual performance for that measure was below the threshold level set forth above. In addition, bonus pool amounts for performance between the threshold, target, and maximum performance levels would be calculated using straight-line interpolation. Finally, the aggregate bonus pool amount would be calculated as the sum of the bonus pool amounts earned for each of the two performance measures.

        In February 2017, the compensation committee determined that, for 2016, we generated revenue of $260.7 million, resulting in a bonus pool amount of 240,000 RSUs, and adjusted operating income of $32.8 million, resulting in a bonus pool amount of 240,000 RSUs, or a total of 480,000 RSUs that may be granted to eligible participants. The compensation committee determined that, based on our overall performance, a total of 214,000 RSUs should be allocated to our named executive officers.

        The compensation committee then evaluated the actual performance of each named executive officer against his individual performance objectives, after taking into consideration the performance evaluation of each named executive officer conducted by our CEO (except with respect to his own performance).

After considering the performance of each named executive officer against his individual performance objectives, the compensation committee determined to grant the following RSU awards that may be settled for shares of our common stock to our named executive officers as follows:

Named Executive Officer	Restricted Stock Units (Number of Shares)	Restricted Stock Units (Grant Date Fair Value)

Chih-Hsiang (Thompson) Lin	120,000	$4,508,400

Stefan J. Murry	25,000	$939,250

Hung-Lun (Fred) Chang	26,000	$976,820

Shu-Hua (Joshua) Yeh	28,000	$1,051,960

David C. Kuo	15,000	$563,550

        Initially, these RSU awards vested over a four-year period, with one-eighth of the shares of our common stock subject to the award vesting on the six-month anniversary of the vesting commencement date and one-eighth of the shares vesting on the first day of each succeeding six-month period, contingent upon the named executive officer remaining continuously employed by us through each applicable vesting date. This vesting schedule was changed from semi-annual to quarterly vesting on September 1, 2017. In addition, the vesting of the RSU awards may be subject to acceleration upon a named executive officer's death or disability or in the event of an involuntary termination of employment in connection with a change in control of the Company.

  Welfare and Health Benefits

        Our executive officers, including our named executive officers, are eligible to receive the same type employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These health and welfare benefits include medical, vision and dental benefits, life insurance benefits, and short-term and long-term disability insurance. The life insurance policies that we maintain for our named executive officers provide for the payment of a benefit in an amount not to exceed five times their annual base salary, but in no event more than $750,000.

        In addition, we maintain a tax-qualified Section 401(k) savings plan that permits our employees, including our executive officers, with the opportunity to save for retirement on a tax-advantaged basis. All participant interests in their contributions are fully vested when contributed. Currently, we match 100% of the first 4% of the contributions made by participants in the Section 401(k) savings plan. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participant's directions. This savings plan is intended to qualify under Sections 401(a) and 501(a) of the Code.

        In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

  Perquisites and Other Personal Benefits

        Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. During 2017, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except that we provide for the personal use of a Company car by our CEO.

        In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to review by the compensation committee.

Employment Agreements

        We have entered into a written employment agreement with our CEO and our other named executive officers. In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these arrangements provides for "at will" employment.

        These employment arrangements also provide for certain payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of the Company. These post-employment compensation terms are discussed in "Post-Employment Compensation" below.

        For detailed descriptions of the employment arrangements we maintained with our named executive officers for 2017, see "Potential Payments Upon Termination or Change in Control" below.

Post-Employment Compensation Arrangements

        Each of the employment agreements with our CEO and our other named executive officers provides for certain payments and benefits in the event of certain qualifying terminations of employment (including death or disability), as well as a termination of employment following a change in control of the Company. We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. These arrangements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

        The compensation committee does not consider the specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

        We believe that these arrangements are designed to align the interests of our executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

        All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a named executive officer (a so-called "double-trigger" arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

        For detailed descriptions of the post-employment compensation arrangements we maintained with our named executive officers for 2017, as well as an estimate of the potential payments and benefits payable under these arrangements, see "Potential Payments Upon Termination or Change in Control" below.

Other Compensation Policies and Practices

  Policies on Hedging and Pledging

        Our insider trading policy provides as follows:

    •
    Short-sales of our equity securities, as well as transactions in puts, calls, or other derivative securities involving our common stock, on an exchange or in any other organized market, by our employees, including our executive officers, and the non-employee members of the Board are prohibited;

    •
    Hedging or monetization transactions involving our equity securities, such as zero-cost collars and forward sale contracts, by our employees, including our executive officers, and the non-employee members of the Board are prohibited unless pre-approved by our 10b5-1 committee; and

    •
    Holding our equity securities in a margin account or pledging our securities as collateral for a loan by our employees, including our executive officers, and the non-employee members of the Board are prohibited unless pre-approved by our 10b5-1 committee.

  Clawback Policy

        One of the objectives of our compensation program is to make a substantial portion of compensation dependent on our overall financial performance. We recently adopted a Clawback Policy pursuant to which we may seek the recovery or forfeiture of incentive compensation paid by us, including cash, equity or equity-based compensation in the event we restate our financial statements under certain circumstances. The Clawback Policy applies to our Section 16 officers, any employee who was eligible to receive incentive compensation and whose conduct contributed to the need for a restatement and any other former Section 16 officer or other employee who contributed to the need for a restatement.

  Stock Ownership Guidelines

        To further align the interests of senior management and stockholders, we recently adopted stock ownership guidelines that require our executive officers and non-employee directors to own minimum amounts of the Company's common stock.

Tax and Accounting Considerations

  Deductibility of Executive Compensation

        During 2017, Section 162(m) of the Code disallowed public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million was deductible if it was "performance-based compensation" within the meaning of Section 162(m) or qualified for one of the other exemptions from the deduction limit. In making compensation recommendations, the compensation committee considers the potential effects of Section 162(m) on the compensation paid to our named executive officers.

        The exemption from Section 162(m)'s deduction limit for "performance-based compensation" was eliminated under the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

  Accounting for Stock-Based Compensation

        We follow the Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of the Board, including restricted stock awards that may be settled for shares of our common stock and other stock and option awards, based on the grant date "fair value" of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Committee Report

        The compensation committee has reviewed and discussed the above section titled "Compensation Discussion and Analysis" with management. Based on such review and discussion, the compensation committee has recommended to the Board that the section titled "Compensation Discussion and Analysis" be included in this Proxy Statement.

Respectfully submitted,
COMPENSATION COMMITTEE William H. Yeh, Chairman Min-Chu (Mike) Chen Che-Wei Lin

Summary Compensation Table

        The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered during the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Chih-Hsiang (Thompson) Lin	2017	$453,342	$404,332	$4,508,400	—	—	—	$41,641	(4)	$5,407,716
President and Chief Executive	2016	$409,948	$332,567	$1,821,720	—	—	—	$66,433	(4)	$2,630,666
Officer	2015	$368,309	$278,571	$277,140	—	—	—	$56,267	(4)	$980,288
Stefan J. Murry	2017	$292,553	$148,022	$939,250	—	—	—	$31,094	(5)	$1,410,919
Chief Financial Officer and	2016	$272,366	$137,316	$452,200	—	—	—	$32,206	(5)	$894,089
Chief Strategy Officer	2015	$243,528	$137,388	$62,580	—	—	—	$15,009	(5)	$458,505
Hung-Lun (Fred) Chang	2017	$245,645	$125,944	$976,820	—	—	—	$24,163	(5)	$1,372,572
Senior Vice President and North	2016	$219,516	$116,512	$323,000	—	—	—	$34,598	(5)	$693,626
America General Manager	2015	$208,869	$101,673	$44,700	—	—	—	$18,958	(5)	$374,200
Shu-Hua (Joshua) Yeh(6)	2017	$240,943	$139,665	$1,051,960	—	—	—	$24,581	(7)	$1,457,149
Senior Vice President and Asia General Manager
David C. Kuo	2017	$176,255	$78,872	$563,550	—	—	—	$21,792	(5)	$840,469
Vice President, General Counsel and Secretary

(1)
Includes amounts earned but deferred at the election of the named executive officers, such as salary deferrals under our 401(k) Plan established under Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2)
Amounts in this column reflect bonuses earned pursuant to our annual cash incentive plan for the applicable year, which amounts are subject entirely to the discretion of the compensation committee.

(3)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock unit awards granted in the applicable year. The assumptions used in calculating the grant date fair value of the restricted stock units reported in Note M to the consolidated financial statements included in our Annual Report. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the named executive officers for the restricted stock units.

(4)
Includes life insurance premiums paid by us for the benefit of the named executive officers, any 401(k) matching contributions made by the Company on behalf of the executive officers, vacation pay, which totatled $36,353, $32,143 and $29,984 for 2017, 2016 and 2015, respectively, and any patent or other bonuses/lottery winnings. In addition, the cost of personal use of a Company provided car is included. The amount is determined based on the cost of the lease of the corporate car related to the proportion of mileage the car was driven for non-business trips.

(5)
Includes life insurance premiums paid by us for the benefit of the named executive officers, any 401(k) matching contributions made by the Company on behalf of the executive officers, vacation pay, and any patent or other bonuses/lottery winnings.

(6)
The amounts shown for Mr. Yeh for 2017 have been converted from NTD (New Taiwan dollars) and RMB (Chinese Yuan Renminbi), as applicable, to USD (United States dollars), using the exchange rate on December 31, 2017, which was 29.76 NTD = $1 USD and 6.53 RMB = $1 USD, respectively.

(7)
Includes life insurance premiums paid by us for the benefit of the named executive officers, pension benefit made by the Company on behalf of Mr. Yeh, vacation pay and housing and meal expenses.

 Grants of Plan-Based Awards

        The following table presents information about grants of plan-based awards made to our named executive officers during the year ended December 31, 2017:

Named Executive Officer	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Chih-Hsiang (Thompson) Lin	2/21/2017	120,000	$4,508,400

Stefan J. Murry	2/21/2017	25,000	$939,250

Hung-Lun (Fred) Chang	2/21/2017	26,000	$976,820

Shu-Hua (Joshua) Yeh	2/21/2017	28,000	$1,051,960

David C. Kuo	2/21/2017	15,000	$563,550

(1)
Reflects awards of restricted stock units that were granted to our named executive officers during 2017. The awards vest in substantially equal installments each quarter over a four-year period.

(2)
See footnote 3 to the Summary Compensation Table for information regarding the calculation of the grant date fair value of the awards of restricted stock units granted during 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

  Base Salary

        Each of our named executive officers is paid a base salary reflecting his skill set, experience, role and responsibilities. The base salary of our named executive officers is subject to adjustment by our Board or our compensation committee.

  Cash Bonuses

        Each named executive officer is eligible to receive an annual performance-based cash bonus based on achievement of individual performance goals and Company goals, determined by our compensation committee at the beginning of each year.

        As soon as practical after the year is completed, our compensation committee reviews actual performance against the stated Company performance goals and individual performance goals established by our compensation committee at the beginning of the previous year and determines what it believes to be the appropriate level of cash bonus, if any, for the named executive officers. For 2017, the Company goals and objectives primarily related to 2017 revenue and adjusted operating income. Individual goals were based on each person's specific expertise and experience.

        In January 2018, our compensation committee reviewed the performance of the Company and of each individual executive against the 2017 Company and individual goals and objectives and elected to pay bonuses to the named executive officers. The amounts awarded to each named executive officer for 2017 performance are set forth in the Summary Compensation Table in the column entitled "Bonus."

  Equity-based compensation

        We use equity awards in the form of service-based restricted stock units (RSUs) to ensure that our executive officers, including the named executive officers, have a continuing stake in our long-term success. We structure our long-term incentive compensation in the form of equity awards because we believe that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. We also believe that equity awards are an integral component of our efforts to attract exceptional executive officers, senior management and employees.

        On February 21, 2017, our Board granted the following number of RSUs to our named executive officers: (i) 120,000 to Dr. Lin, (ii) 25,000 to Dr. Murry, (iii) 26,000 to Dr. Chang, (iv) 28,000 to Mr. Yeh and (v) 15,000 to Mr. Kuo.

        Each of the RSUs described above vest in substantially equal installments each quarter over a four-year period. Such RSUs may be subject to acceleration in the event of our change of control or the executive officer's death or disability.

  Employee benefits and perquisites

        All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical and dental benefits, life insurance benefits and short-term and long-term disability insurance. Our named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers.

        We also provide our named executive officers, together with other key employees, with certain additional limited benefits. The value of these benefits is included above in the "All Other Compensation" column of the summary compensation table.

  401(k)

        We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants' interests in their contributions are 100% vested when contributed. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participants' directions.

        For a more detailed discussion of the amounts set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table, please see the section titled "Compensation Discussion and Analysis" above.

 Outstanding Equity Awards at 2017 Fiscal Year-End

        The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2017.

								Stock Awards
		Option Awards
								Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(8)
		Number of Shares Underlying Unexercised Options
	Grant Year					Option Exercise Price	Option Expiration Date
Name		Exercisable		Unexercisable
Chih-Hsiang (Thompson) Lin	2013	355,348	(3)	—		$9.96	September 26, 2023	—		—
	2014	26,250	(4)	3,750	(4)	$13.84	January 28, 2024	—		—
	2015	—		—		—	—	9,688	(5)	$366,400
	2016	—		—		—	—	63,450	(6)	$2,399,679
	2017	—		—		—	—	97,500	(7)	$3,687,450
Stefan J. Murry	2008	222	(1)	—		$6.00	October 19, 2019	—		—
	2013	7,800	(2)	—		$7.50	January 18, 2023	—		—
	2013	11,000	(3)	—		$9.96	September 26, 2023	—		—
	2014	4,375	(4)	625	(4)	$13.84	January 28, 2024	—		—
	2015	—		—		—	—	2,188	(5)	$82,750
	2016	—		—		—	—	15,750	(6)	$595,665
	2017	—		—		—	—	20,313	(7)	$768,238
Hung-Lun (Fred) Chang	2013	1,125	(3)	—		$9.96	September 26, 2023	—		—
	2014	550	(4)	550	(4)	$13.84	January 28, 2024	—		—
	2015	—		—		—	—	1,563	(5)	$59,113
	2016	—		—		—	—	11,250	(6)	$425,475
	2017	—		—		—	—	21,125	(7)	$798,948
Shu-Hua (Joshua) Yeh	2013	5,000	(2)	—		$7.50	January 18, 2023	—		—
	2013	12,000	(3)	—		$9.96	September 26, 2023	—		—
	2014	4,375	(4)	625	(4)	$13.84	January 28, 2024	—		—
	2015	—		—		—	—	2,188	(5)	$82,750
	2016	—		—		—	—	15,750	(6)	$595,665
	2017	—		—		—	—	22,750	(7)	$860,405
David C. Kuo	2013	506	(3)	—		$9.96	September 26, 2023	—		—
	2014	—		300	(4)	$13.84	January 28, 2024	—		—
	2015	—		—		—	—	1,125	(5)	$42,548
	2016	—		—		—	—	6,750	(6)	$255,285
	2017	—		—		—	—	12,188	(7)	$460,950

(1)
The amounts reported reflect shares of common stock underlying stock options granted in calendar year 2008 under our 2006 Incentive Share Plan. The stock options vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date and the remaining shares shall become exercisable with respect to one-thirty-sixth (1/36) of the remaining shares as of the first day of the calendar month following the first anniversary of the vesting start date, subject to continued service through each applicable vesting date.

(2)
The amounts reported reflect shares of common stock underlying stock options granted in calendar year 2013 under our 2006 Incentive Share Plan. The stock options vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remaining shares vesting 12.5% each six months over the remaining three years, subject to continued service through each applicable vesting date.

(3)
The amounts reported reflect shares of common stock underlying stock options granted in calendar year 2013 under our 2013 Plan. The stock options vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remaining shares vesting 12.5% each six months over the remaining three years, subject to continued service through each applicable vesting date.

(4)
The amounts reported reflect shares of common stock underlying stock options granted in calendar year 2014 under our 2013 Plan. The stock options vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remaining shares vesting 12.5% each six months over the remaining three years, subject to continued service through each applicable vesting date.

(5)
The amounts reported reflect shares of common stock underlying restricted stock awards granted in calendar year 2015 under our 2013 Plan. The RSAs vest over a four-year period as follows: 25% of the shares underlying the RSA vest on the first anniversary of the vesting start date with the remaining shares vesting quarterly over the remaining three years, subject to continued service through each applicable vesting date.

(6)
The amounts reported reflect shares of common stock underlying restricted stock awards granted in calendar year 2016 under our 2013 plan. The RSA's vest in substantially equal installments each quarter over a four-year period, subject to continued service through each applicable vesting date.

(7)
The amounts reported reflect RSUs granted in calendar year 2017 under our 2013 Plan. The RSUs vest in substantially equal installments each quarter over a four-year period.

(8)
The market value of the outstanding stock awards was calculated using the closing price of our common stock on December 29, 2017 (the last trading day of 2017) of $37.82.

Option Exercises and Stock Vested

        The following table sets forth information regarding stock options that were exercised and stock awards that vested for each of our named executive officers during 2017.

	Option Awards		Stock Awards

Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Chih-Hsiang (Thompson) Lin	376,407	$22,417,221	67,437	$3,871,331

Stefan J. Murry	10,533	$571,048	15,624	$881,830

Hung-Lun (Fred) Chang	27,610	$1,506,044	12,687	$742,549

Shu-Hua (Joshua) Yeh	31,000	$498,820	16,187	$923,358

David C. Kuo	1,545	$92,072	7,687	$448,328

(1)
The value realized on exercise of option awards was calculated using the closing price of our common stock on the day prior to the applicable exercise date for each option less the exercise price applicable to the option. The amount shown does not reflect cash received.

(2)
The value realized on vesting of stock awards was calculated using the closing price of our common stock on the applicable vesting date for each award. The amount shown does not reflect cash received.

Pension Benefits

        We do not currently sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our named executive officers.

Nonqualified Deferred Compensation

        We do not currently sponsor or maintain any plans that provide for defined contribution or other deferrals of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments Upon Termination and Change of Control

        The following discussion reflects the payments and benefits that each of the named executive officers would have been eligible to receive in the event of certain terminations, assuming that each such termination occurred on December 31, 2017.

  Employment Agreements

        We maintain employment agreement with Dr. Lin, Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo. The employment agreement with Dr. Lin provides that, if our Board terminates his employment for any reason other than Cause or if he resigns for Good Reason before the occurrence of a Change of Control, as defined below, he will be entitled to receive (i) a payment equal to one year's base salary as in effect immediately prior to termination, (ii) a payment equal to his full target bonus as in effect immediately prior to termination and (iii) $15,000, (which may be used for benefit continuation under COBRA or for any other purpose), which amounts will be paid periodically in installments over the 12 months following his separation from service. The employment agreements with Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo, each provide that, if our Board terminates his employment for any reason other than Cause or if he resigns for Good Reason outside of the Change of Control Period (as defined below), he will be entitled to receive (i) a payment equal fifty percent (50%) of base salary as in effect immediately prior to termination, (ii) a payment equal to fifty percent (50%) of his full target bonus as in effect immediately prior to termination and (iii) $15,000, (which may be used for benefit continuation under COBRA or for any other purpose). The severance benefits that may arise as a result of a termination prior to a Change of Control will be paid no later than the thirtieth (30th) day following the separation from service.

        Dr. Lin, Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo, each have provisions in their employment agreements that provide for "double-trigger" severance. Specifically, if, within the Change of Control Period, the executive's employment is terminated by the executive for Good Reason or by our Company other than for Cause, then in lieu of the severance benefits described in the preceding paragraph, the executive will be entitled to receive the following: (i) a lump sum payment equal to one year's base salary as in effect immediately prior to termination; (ii) a lump sum payment equal to his full target bonus as in effect immediately prior to termination; (iii) $10,000 ($15,000 for Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo) which may be used for benefit continuation under COBRA or for any other purpose and (iv) accelerated vesting of the executive's awards granted under any incentive share plan or equity incentive plan of the Company, with all vested options becoming exercisable for an extended period following termination of employment. For Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo, the severance benefits that may arise as a result of termination within one year following a Change of Control will be paid no later than the 30th day after the effective date of the executive's separation from service. For Dr. Lin, the severance benefits that may arise as a result of termination within one year following a Change of Control will be paid on the later of the 60th day after the effective date of the executive's separation from service or six months and one day after executive's separation from service if the executive is, at the time of termination, a "specified employee" as defined under Section 409A of the Internal Revenue Code of 1986, as amended. Additionally, Dr. Lin's employment agreement provides him with a tax gross-up payment to make him whole for any excise taxes that he would owe resulting from the application of the excise tax provisions under Section 280G of the Internal Revenue Code of 1986, as amended, that may apply when certain "parachute payments" are paid to Dr. Lin as the result of a Change of Control. None of the other employment agreements with our executive officers provide any right to a tax gross-up. Under the employment agreements, the "Change of Control Period" means (x) with respect to Dr. Lin, one year after a Change of Control and (y) with respect to Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo, within six months prior to a Change of Control or within one year after a Change of Control.

        Notwithstanding the foregoing, in order to receive the severance benefits described above, each executive must execute a release agreement in favor of the Company and its affiliates, which will include a reasonable agreement to cooperate for a period of six months following the employment termination date and a mutual non-disparagement clause. In consideration of the severance benefits described above, each executive has also agreed to be subject to a non-compete provision for a period of 12 months following his separation from service and to maintain the confidentiality of Company information.

        Each employment agreement generally defines "Cause" as, following written notice to the executive and the executive's failure to cure such occurrence(s): (i) conviction or plea of nolo contendre to any felony offense or to a crime of moral turpitude; (ii) commission of willful misconduct or violation of law in connection with the performance of his duties, including (a) misappropriation of funds or property, (b) attempting to secure personally any profit in connection with any transaction entered into on behalf of our Company, or (c) making any material misrepresentation to our Board, our Company or its affiliates; (iii) material violation or failure to comply with our Company policy; (iv) material breach of the employment agreement; or (v) the willful and continued failure or neglect to substantially perform his duties with our Company. "Good Reason" is defined to include: (i) the executive's assignment to duties inconsistent with his position or title; (ii) reduction in his base compensation, except as part of an overall cost reduction program that affects all senior executives and does not disproportionately affect the executive; (iii) any purported termination of the executive by our Company other than for disability or Cause or a voluntary resignation initiated by the executive, except for a voluntary termination for Good Reason; (iv) failure of any successor entity to our Company to expressly assume the employment agreement; and (v) material breach by our Company of the agreement.

        Each employment agreement generally provides that a "Change of Control" is deemed to occur if: (i) individuals who constitute the Board of our Company on the date of the employment agreement ("Incumbent Directors") cease to constitute at least a majority of our Board; provided, that any individual whose election or nomination for election by the stockholders was approved by a majority of the then Incumbent Directors shall be considered an Incumbent Director, with certain exceptions; or (ii) the stockholders of our Company approve (1) any merger, consolidation or recapitalization of our Company or any sale of substantially all of its assets where (a) the stockholders of our Company prior to the transaction do not, immediately thereafter, own at least 51% of both the equity and voting power of the surviving entity or (b) the Incumbent Directors at the time of the approval of the transaction would not immediately thereafter constitute a majority of the Board of the surviving entity, or (2) any plan of liquidation or dissolution of our Company.

  Restricted Stock and Restricted Stock Unit Awards

        The restricted stock and restricted stock unit awards we have granted to our named executive officers provide for full acceleration upon a named executive officer's termination of employment due to death or disability. Other than the employment agreements and equity award agreements described above, we do not maintain any other plans, programs, arrangements, or agreement that provide potential payments or benefits to our named executive officers upon termination of employment or a change of control.

        The following table reflects the payments and benefits that each of the named executive officers would have been eligible to receive in the event of certain terminations, assuming that each such termination occurred on December 31, 2017.

Name and Principal Position	Termination Without Cause or Resignation For Good Reason, Outside of the Change of Control Period($)(1)	Termination Without Cause or Resignation For Good Reason, Within the Change of Control Period($)(2)	Termination Due to Death or Disability($)(3)
Chih-Hsiang (Thompson) Lin
Salary and Bonus	$857,674	$857,674	—
Other Cash Payments	$15,000	$10,000	—
Accelerated Equity	—	$21,027,391	$21,027,391
Tax Gross-Up	—	$4,379,013	—

Total	$872,674	$26,274,077	$21,027,391
Stefan J. Murry
Salary and Bonus	$220,288	$440,575	—
Other Cash Payments	$15,000	$15,000	—
Accelerated Equity	—	$2,355,165	$2,355,165

Total	$235,288	$2,810,740	$2,355,165
Hung-Lun (Fred) Chang
Salary and Bonus	$185,795	$371,589	—
Other Cash Payments	$15,000	$15,000	—
Accelerated Equity	—	$1,367,685	$1,367,685

Total	$200,795	$1,754,274	$1,367,685
Shu-Hua (Joshua) Yeh
Salary and Bonus	$190,304	$380,608	—
Other Cash Payments	$15,000	$15,000	—
Accelerated Equity	—	$2,370,860	$2,370,860

Total	$205,304	$2,766,468	$2,370,860
David C. Kuo
Salary and Bonus	$127,564	$255,127	—
Other Cash Payments	$15,000	$15,000	—
Accelerated Equity	—	$789,266	$789,266

Total	$142,564	$1,059,393	$789,266

(1)
Amounts shown in this column reflect the payments and benefits that the named executive officers would have been eligible to receive in the event of a termination without Cause or resignation for Good Reason on December 31, 2017 assuming that such date was not during the Change of Control Period.

(2)
Amounts shown in this column reflect the payments and benefits that the named executive officers would have been eligible to receive in the event of a termination without Cause or resignation for Good Reason on December 31, 2017 assuming that such date was during the Change of Control Period, which (1) with respect to Mr. Lin, means one year after a Change of Control and (2) with respect to Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo, means within six months prior to a Change of Control or within one year after a Change of Control.

(3)
Amounts shown in this column reflect the payments and benefits that the named executive officers would have been eligible to receive in the event of a termination due to death or disability on December 31, 2017.

Compensation of Directors

        During 2017, our non-employee directors received an annual retainer equal to $35,000. Non-employee directors who served as members of our audit committee, our compensation committee or our nominating and corporate governance committee received an additional $8,000, $5,000 or $4,000 annual retainer, respectively. Non-employee directors who served as the chairman of our audit committee, chairman of our compensation committee, and chairman of our nominating and corporate governance committee, received an additional $9,000, $6,000 and $4,000 annual retainer, respectively, in addition to the annual retainer for committee membership described in the preceding sentence. Directors were also reimbursed for out-of-pocket expenses incurred in the course of their service on the Board or its committees. Dr. Lin did not receive any compensation from the Company other than compensation received for serving as an executive officer of the Company. The cash retainers were paid quarterly.

        On June 9, 2017, our Board approved awarding non-employee directors with a number of restricted stock units under our 2013 Equity Incentive Plan equal to $80,000 divided by the market closing price of our common stock on the date of grant. All restricted stock units granted to our non-employee directors vest in equal monthly amounts over the first twelve months following the date of grant, subject to early termination in accordance with their terms. The stock grant was made following the election of directors at the annual meeting on June 8, 2017.

Director Compensation

        The table below sets forth, for each person who served as a non-employee director during 2017, information regarding compensation for service on our Board during 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William H. Yeh	$50,000	$80,000	$130,000
Richard B. Black	$56,000	$80,000	$136,000
Min-Chu (Mike) Chen	$48,000	$80,000	$128,000
Alex Ignatiev	$43,000	$80,000	$123,000
Alan Moore	$43,000	$80,000	$123,000
Che-Wei Lin	$40,000	$80,000	$120,000

(1)
Reflects the aggregate dollar amount of fees earned or paid in cash for services as a non-employee director, including committee membership fees, fees for serving as a committee chairperson, and board and committee meeting fees.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock unit awards granted in 2017. The assumptions used in calculating the grant date fair value of the restricted stock units reported in Note M to the consolidated financial statements included in our Annual Report. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the named executive officers for the restricted stock units. As of December 31, 2017, each of the current non-employee directors held the following number of outstanding restricted stock units: Mr. Yeh, 1,236; Mr. Black, 1,236; Dr. Chen, 1,236; Dr. Ignatiev, 1,236; Mr. Moore, 1,236; and Mr. Lin, 1,236.

EQUITY COMPENSATION PLAN INFORMATION

        Currently, the 2013 Plan is our only equity compensation plan that we maintain and that provides for the issuance of our common stock to officers and other employees, directors and consultants (the 1998 Share Incentive Plan, the 2000 Share Incentive Plan, the 2004 Share Incentive Plan, and the 2006 Share Incentive Plan were all merged into the Plan effective immediately prior to our initial public offering). The 2013 Plan, and each of the equity plans that were merged into it, were approved by our stockholders, prior to our initial public offering. The Company does not maintain any equity incentive plans that have not been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plan as of December 31, 2017:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	1,242,705	(1)	$10.04	(2)	587,409	(3)

(1)
Includes 535,889 subject to outstanding stock option awards and 706,816 shares subject to outstanding restricted stock unit awards as of December 31, 2017.

(2)
The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs since RSUs have no exercise price.

(3)
Includes 587,409 shares of common stock available for issuance in connection with future awards under our Plan, which represents the initial share reserve of 800,000 shares (adjusted to reflect our 30:1 reverse stock split on August 20, 2013), plus the remaining shares available for issuance under our prior equity incentive plans and any lapsed awards under such prior plans, plus any shares that have been added since the 2013 Plan's adoption to the share reserve under the 2013 Plan's "evergreen" provision. Under the Plan, the maximum aggregate number of common shares that may be issued pursuant to all awards under the Plan increases annually on the first day of each fiscal year by the number of common shares equal to the lesser of (i) 333,333 shares, (ii) 2% of the total issued and outstanding common shares on the immediately preceding December 31, or (iii) such lesser amount determined by our Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

        We have a written Related Party Transactions Policy. Pursuant to this Policy, related party transactions include any transaction, arrangement or relationship, or series of such transactions, including any indebtedness or guarantees, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. In the event that a related party transaction is identified, such transaction must be reported to our Corporate Secretary and subsequently must be reviewed and approved or ratified by the chairman of our audit committee or our full audit committee, depending on the amount of the transaction. Any member of the audit committee who is one of the parties in the related party transaction and who has a direct material interest in the transaction may not participate in the approval of the transaction.

Related Party Transactions

        During fiscal 2017, there was no transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Indemnification of Officers and Directors

        As permitted by Delaware General Corporation Law, provisions in our amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission. In addition, our amended and restated bylaws provide that:

  •
  we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise;

  •
  we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise; and

  •
  we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

        We have entered into agreements that indemnify each of our directors and certain of our executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification for judgments, fines, settlement amounts and expenses, including attorneys' fees incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as a director or executive officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors' and officers' liability insurance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of April 13, 2018 by:

  •
  each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

  •
  each of our named executive officers;

  •
  each of our current directors and nominees; and

  •
  all of our current directors and current executive officers as a group.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe each person identified in the table possesses sole voting and investment power with respect to all shares of common stock beneficially owned by them.

        Applicable percentage ownership in the following table is based on 19,537,903 shares of common stock outstanding as of April 13, 2018. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 13, 2018, and restricted stock units, or RSUs, which vest or will vest within 60 days of April 13, 2018, are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options or RSUs, but are not deemed to be outstanding for calculating the percentage ownership of any other person. Beneficial ownership or voting power representing less than 1% is denoted with an asterisk (*).

        Unless otherwise noted below, the address of each person listed on the table is c/o Applied Optoelectronics, Inc., 13139 Jess Pirtle Blvd, Sugar Land, Texas 77478.

Names of Beneficial owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% or Greater Stockholders:
BlackRock, Inc.(1)	2,337,680	12.10%
The Vanguard Group(2)	1,068,538	5.51%
Morgan Stanley(3)	1,031,110	5.30%
Directors and Named Executive Officers:
Chih-Hsiang (Thompson) Lin(4)	749,677	3.78%
Che-Wei Lin(5)	45,638	*
William H. Yeh(6)	52,403	*
Richard B. Black(7)	42,640	*
Alex Ignatiev(8)	24,155	*
Min-Chu (Mike) Chen(9)	36,509	*
Alan Moore(10)	246,178	1.26%
Hung-Lun (Fred) Chang(11)	24,806	*
Stefan J. Murry(12)	58,483	*
Shu-Hua (Joshua) Yeh(13)	79,253	*
David Kuo(14)	11,781	*
All executive officers and directors as a group (11 persons)(15)	1,371,523	6.90%

(1)
Based on a Schedule 13G filed with the SEC on January 19, 2018, BlackRock, Inc. reported that as of December 31, 2017, it had sole voting power over 2,296,363 shares and sole dispositive power over 2,337,680 shares and that its address is BlackRock Inc., 55 East 52nd Street, New York, New York, 10055.

(2)
Based on a Schedule 13G filed with the SEC on February 8, 2018, The Vanguard Group reported that as of December 31, 2017, it had sole voting power over 36,468 shares, shared voting power over 900 shares, sole dispositive power over 1,032,483 shares and shared dispositive power over 36,055 shares and that its address is The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

(3)
Based on a Schedule 13G filed with the SEC on February 23, 2018, Morgan Stanley reported that as of December 31, 2017, it had shared voting power over 1,030,910 shares and shared dispositive power over 905,086 shares and that its address is Morgan Stanley, 1585 Broadway, New York, New York, 10036

(4)
Includes (i) 305,348 shares of common stock issuable upon the exercise of stock options within 60 days of April 13, 2018; (ii) 365,554 shares of common stock; (iii) 64,150 shares of restricted stock vesting ratably over four years and (iv) 14,625 RSUs which vest within 60 days of April 13, 2018. Dr. Lin is our President, Chief Executive Officer and Chairman of the Board.

(5)
Includes (i) 1,236 RSUs which vest within 60 days of April 13, 2018; and (ii) 44,402 shares of common stock. Mr. Lin is a member of our Board.

(6)
Includes (i) 1,236 RSUs which vest within 60 days of April 13, 2018; and (ii) 51,167 shares of common stock. Mr. Yeh is a member of our Board.

(7)
Includes (i) 1,236 RSUs which vest within 60 days of April 13, 2018; and (ii) 33,242 shares of common stock; and (iii) 8,162 shares of common stock held of record by Heather B. Black Revocable Trust, which Heather Black is trustee and has the sole voting and dispositive power over such shares. Ms. Black is Mr. Black's spouse. Mr. Black is a member of our Board.

(8)
Includes (i) 1,236 RSUs which vest within 60 days of April 13, 2018; and (ii) 22,919 shares of common stock. Dr. Ignatiev is a member of our Board.

(9)
Includes (i) 1,236 RSUs which vest within 60 days of April 13, 2018; and (ii) 20,273 shares of common stock; and (iii) 15,000 shares of common stock held of record by Yuh-Mei Chung. Ms. Chung is Dr. Chen's spouse. Dr. Chen is a member of our Board.

(10)
Includes (i) 1,236 RSUs which vest within 60 days of April 13, 2018; and (ii) 244,942 shares of common stock. Mr. Moore is a member of our Board.

(11)
Includes (i) 2,225 shares of common stock issuable upon the exercise of stock options within 60 days of April 13, 2018; (ii) 8,273 shares of common stock; (iii) 11,250 shares of restricted stock vesting ratably over four years; and (iv) 3,058 RSUs which vest within 60 days of April 13, 2018. Dr. Chang is our Senior Vice President and North America General Manager.

(12)
Includes (i) 24,022 shares of common stock issuable upon the exercise of stock options within 60 days of April 13, 2018; (ii) 15,779 shares of common stock; (iii) 15,750 shares of restricted stock vesting ratably over four years; and (iv) 2,932 RSUs which vest within 60 days of April 13, 2018. Dr. Murry is our Chief Financial Officer and Chief Strategy Officer.

(13)
Includes (i) 22,000 shares of common stock issuable upon the exercise of stock options within 60 days of April 13, 2018; (ii) 38,258 shares of common stock; (iii) 15,750 shares of restricted stock vesting ratably over four years; and (iv) 3,245 RSUs which vest within 60 days of April 13, 2018. Mr. Yeh is our Senior Vice President and Asia General Manager.

(14)
Includes (i) 806 shares of common stock issuable upon the exercise of stock options within 60 days of April 13, 2018; (ii) 2,340 shares of common stock; (iii) 6,900 shares of restricted stock vesting ratably over four years; and (iv) 1,735 RSUs which vest within 60 days of April 13, 2018. Mr. Kuo is our Vice President, General Counsel and Corporate Secretary.

(15)
Includes (i) 354,401 shares of common stock issuable upon the exercise of stock options within 60 days of April 13, 2018; (ii) 33,011 RSUs which vest within 60 days of April 13, 2018; (iii) 874,149 shares of common stock; and (iv) 113,800 shares of restricted stock vesting ratably over four years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

        Based solely on our review of such forms furnished to us and written representations from certain reporting persons during the most recent fiscal year, we believe that all of our executive officers, directors and greater-than-10% stockholders complied with the applicable filing requirements during fiscal 2017.

STOCKHOLDER PROPOSALS OR NOMINATIONS
TO BE PRESENTED AT NEXT ANNUAL MEETING

        Pursuant to Rule 14a-8 under the Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2019 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Corporate Secretary at our principal executive offices no later than the close of business on December 28, 2018 (120 days prior to the anniversary of this year's mailing date). Stockholders must comply with the procedures and requirements of Rule 14a-8 for their proposal to be included on our proxy statement for the 2019 annual meeting.

        Submitting a stockholder proposal does not guarantee that we will include it in our Proxy Statement. Our nominating and corporate governance committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our nominating and corporate governance committee, see the "Corporate Governance—Director Nominations" section of this Proxy Statement.

        In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the board or to propose any business at our 2019 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Corporate Secretary at our principal executive offices, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year's annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given), which for 2019, will be not earlier than the close of business on February 8, 2019 nor later than the close of business on March 10, 2019. The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder's ownership of and agreements related to our stock. If the 2019 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2018 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2019 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, as applicable, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

TRANSACTION OF OTHER BUSINESS

        As of the date of this Proxy Statement, the Board knows of no other business that will be conducted at the annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

HOUSEHOLDING

        The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the proxy card, to those stockholders. This process, which is commonly referred to as "householding," can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

        Stockholders who participate in householding will continue to receive separate proxy cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Proxy Statement and Annual Report, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061 or (866) 540-7095. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

By order of the Board

David Kuo General Counsel and Corporate Secretary
April 27, 2018

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. APPLIED OPTOELECTRONICS, INC. ATTN: LEGAL DEPARTMENT 13139 JESS PIRTLE BLVD. SUGAR LAND, TX 77478 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR each nominee: nominee(s) on the line below. 0 0 0 1. Class II Directors for Election: Nominees 01 William H. Yeh 02 Alex Ignatiev The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To approve Grant Thornton as independent registered public accounting firm for the year ending December 31, 2018. For 0 For 0 2 years 0 Against 0 Against 0 3 years 0 Abstain 0 Abstain 0 Abstain 0 3. To approve, on an advisory basis, our executive compensation, or the say-on-pay vote. The Board of Directors recommends you vote for "One Year". 1 year 0 4. To approve, on an advisory basis, the frequency of future advisory votes on our executive compensation, or the say-on-frequency vote. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000376216_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com APPLIED OPTOELECTRONICS INC. Annual Meeting of Stockholders June 8, 2018 9:30 A.M. This proxy is solicited by the Board of Directors The stockholder(s) hereby appoints Chih-Hsiang (Thompson) Lin and David Kuo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all of the shares of common stock of APPLIED OPTOELECTRONICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:30 a.m. (Central) on June 8, 2018, at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000376216_2 R1.0.1.17